Prospectus Supplement No. 7	Filed pursuant to Rule 424(b)(3) and 424(c) Registration Statement No. 333-183487

10,149,824 SHARES OF COMMON STOCK UNDERLYING WARRANTS WITH AN

EXERCISE PRICE EQUAL TO $0.65 PER SHARE

This Prospectus Supplement No. 7 (the “Prospectus Supplement”) amends our prospectus dated September 13, 2012, as previously supplemented (the “Prospectus”) related to 10,149,824 shares of our common stock underlying warrants with an exercise price equal to $0.65 per share, which warrants were issued upon consummation of the rights offering described in the Prospectus.

This Prospectus Supplement is being filed in order to incorporate into and to include in the Prospectus the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 8, 2013, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our common stock is currently traded on the Nasdaq Global Select Market, under the symbol “MOTR.” On January 14, 2013, the closing sale price of our common stock was $0.44 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 27 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 15, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2013

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 792-9671

(Registrant’s Telephone Number, including Area Code)

601 108th Avenue Northeast

Suite 900

Bellevue, Washington 98004

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 2, 2013, Motricity, Inc. (the “Company”) received a letter (the “Annual Meeting Delisting Notice”) from the NASDAQ Stock Market LLC (“NASDAQ”) advising the Company that its failure to hold an annual meeting of shareholders, to solicit proxies and to provide proxy statements to the NASDAQ Global Select Market by December 31, 2012 in accordance with Listing Rules

5620(a) and 5620(b) (the “Annual Meeting Requirement”) serves as an additional basis for delisting the Company’s common stock from the NASDAQ Global Select Market.

As previously disclosed in a Current Report on Form 8-K filed with the Securities Exchange Commission (the “SEC”) on December 19, 2012, the Company received a letter from NASDAQ (the “Minimum Bid Delisting Notice”), notifying the Company that it has not regained compliance with Listing Rule 5450(a)(1), the continued listing requirement to maintain the closing bid price of its common stock at $1.00 per share (the “Minimum Bid Requirement”). The Company submitted to NASDAQ a request for a hearing before a NASDAQ hearings panel (the “Panel”) to appeal the determination, staying the suspension of the Company’s common stock and the filing of a Form 25 with the SEC. The Company will address the Panel at a hearing scheduled to be held on January 31, 2013, at which time the Company intends to present its plan for regaining compliance with the Annual Meeting Requirement and the Minimum Bid Requirement.

As part of the Company’s plan to regain compliance with the Annual Meeting Requirement and Minimum Bid Requirement, the Company filed with the SEC a preliminary proxy statement/prospectus on Form S-4 (Registration Number 333-185510) on December 17, 2012 (the “Proxy Statement”). The Company’s 2012 annual meeting of stockholders is currently set for January 29, 2013 or as soon as practicable thereafter, pending clearance by the SEC of the Proxy Statement, and the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting is December 31, 2012. Included in the Proxy Statement, is, among other proposals, a proposal (the “Proposal”) seeking stockholder approval of its Restated Certificate of Incorporation to effect a reverse stock split such that each ten shares of common stock issued and outstanding prior to the reverse stock split will be exchanged for one share of common stock after the reverse stock split. If the Proposal is approved by the stockholders, it will be implemented by the Company’s board of directors if it determines that a reverse stock split is appropriate to regain compliance with the Minimum Bid Requirement. In addition, the Company anticipates that holding its annual meeting will enable the Company to regain compliance with the Annual Meeting Requirement. There can be no assurance that the Proposal will be approved by stockholders, that the Proposal, if approved, would be sufficient to permit the Company to regain compliance with the Minimum Bid Requirement, or that holding its annual meeting would be sufficient to permit the Company to regain compliance with the Annual Meeting Requirement.

There can be no assurances that the Company’s appeal will be successful or that the Company will be able to achieve or maintain compliance with the NASDAQ continued listing requirements or that NASDAQ will grant the Company’s request for continued listing.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this report and related statements that express Motricity’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding the Company’s appeal of the Annual Meeting Delisting Notice and the Minimum Bid Delisting Notice, whether or not the reverse stock split will be implemented and the Company’s plans regarding its 2012 annual meeting. These statements represent beliefs and expectations only as of the date they were made. The Company may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if its beliefs and expectations change. Actual results may differ from those expressed or implied in the forward-looking statements.

Such forward-looking statements involve and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward-looking statement. These include, but are not limited to: the Company’s ability to regain compliance with NASDAQ continued listing requirements, whether NASDAQ will grant the Company’s request to remain on the NASDAQ Global Select Market, whether the Company’s stockholders will approve the Proposal, whether the board of directors determines that the reverse stock split is necessary to regain compliance, risks related to the timing of the annual meeting, whether holding an annual meeting will enable the Company to regain compliance with the Annual Meeting Requirement and other uncertainties described more fully in its filings with the SEC.

Where to Find Additional Information

On December 17, 2012, Motricity filed a registration statement with the SEC on Form S-4 that includes a preliminary proxy statement/prospectus and other relevant materials regarding the proposed Reorganization. Stockholders are urged to read the preliminary proxy statement/prospectus filed with the SEC on December 17, 2012, the definitive proxy statement/prospectus when it becomes available and any other relevant materials filed with the SEC when they become available because they contain, or will contain, important information about Motricity and the proposed Reorganization. A definitive proxy statement/prospectus will be sent to Motricity stockholders seeking their approval of the Reorganization. Stockholders may obtain a free copy of the preliminary proxy statement/prospectus filed with the SEC, as well as other documents filed by Motricity with the SEC at the SEC’s web site at www.sec.gov or through Motricity web site as www.motricity.com. The definitive proxy statement/prospectus and Motricity’s other SEC filings also may be obtained for free from Motricity. Stockholders are urged to read the definitive proxy statement/prospectus and other relevant materials relating to the reorganization when they become available before voting or making any investment decision with respect to the reorganization.

Motricity, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Motricity’s stockholders in connection with the transaction. Information regarding such persons and a description of their interests in the transaction is contained in the proxy statement/prospectus and Motricity’s other filings with the SEC. Additional information regarding the interests of those persons may be obtained by reading the definitive proxy statement/prospectus when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

January 8, 2013	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky Chief Administrative Officer